Whirlpool Corporation Welcomes Judith Buckner to Board of Directors

BENTON HARBOR, Mich., June 16, 2025 -- The Whirlpool Corporation board of directors has appointed Judith K. Buckner, president of Reynolds Cooking & Baking, to the board, effective immediately. Buckner will serve on the corporate governance and nominating committee and the human resources committee.

“Judith is a highly respected leader who knows how to create a positive impact in all aspects of the business and we are excited to have her joining our board,” said Marc Bitzer, chairman and CEO of Whirlpool Corporation. “Her vast experience in the kitchen category will be an incredible asset as Whirlpool Corporation continues to focus on improving life at home for consumers around the world.”

Buckner was named president of Reynolds Cooking & Baking in 2022, having previously served as president of the Presto Products business unit of Reynolds Consumer Products, Inc., as well as the senior vice president of business transformation at Reynolds Consumer Products, Inc. and the vice president of operations and engineering for the Hefty Waste Bags & Food Bags. Buckner joined Reynolds Consumer Products, Inc. in 2000 as an engineering manager and has held various positions of increasing responsibility in manufacturing, operations and engineering.

Buckner graduated from Purdue University with a degree in chemical engineering.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is a leading home appliance company, in constant pursuit of improving life at home. As the only major U.S.-based manufacturer of kitchen and laundry appliances, the company is driving meaningful innovation to meet the evolving needs of consumers through its iconic brand portfolio, including Whirlpool, KitchenAid, JennAir, Maytag, Amana, Brastemp, Consul, and InSinkErator. In 2024, the company reported approximately $17 billion in annual sales - close to 90% of which were in the Americas - 44,000 employees, and 40 manufacturing and technology research centers. Additional information about the company can be found at WhirlpoolCorp.com.